Contact:

Cary J. Claiborne, Chief Financial Officer
New Generation Biofuels, Inc.
443 535-8660

Rob Schatz
Wolfe Axelrod Weinberger Associates, LLC
212-370-4500

New Generation Biofuels’ Common Stock Approved for Listing on NASDAQ Capital Market

Stock will be listed as NGBF upon switch to NASDAQ

LAKE MARY, FLORIDA, September 12, 2008 – Renewable fuels provider, New Generation Biofuels Holdings, Inc. (AMEX: GNB), today announced that it has received approval to list its common stock on the NASDAQ Capital Market under the symbol "NGBF." New Generation has notified the American Stock Exchange (AMEX) of its intention to list on the NASDAQ Capital Market and to delist its common stock from the AMEX. Trading on the NASDAQ Capital Market is expected to commence on or around September 23, 2008. New Generation’s common stock will continue to trade on the American Stock Exchange under the old symbol, GNB, until such date.

"We believe that NASDAQ's electronic multiple market maker structure will provide us with enhanced visibility, liquidity and greater exposure to institutional investors, while at the same time providing investors with the best prices, the fastest execution and the lowest cost per trade,” said David A. Gillespie, New Generation’s President and CEO.

Established in 2006, New Generation Biofuels produces a renewable energy product that is different from traditional biofuels. Their second-generation biofuel is produced using a simple proprietary blending process that combines water, proprietary additives and vegetable oil or other feedstocks. This process is simpler, cleaner, less expensive and less energy intensive than traditional production methods and results in a biofuel that has superior technical and environmental performance at a lower cost than other first generation biofuels.

About New Generation Biofuels Holdings, Inc.

New Generation Biofuels is a development stage renewable fuels provider. We hold an exclusive license for North America, Central America and the Caribbean to commercialize proprietary technology to manufacture alternative biofuels from vegetable oils and animal fats that we market as a new class of biofuel for power generation, heavy equipment, marine and heating fuel. We believe our proprietary biofuel can provide a lower cost, renewable alternative energy source with significantly lower emissions than traditional fuels. Our business model calls for establishing direct sales from manufacturing plants that we may purchase or build and sublicensing our technology to qualified licensees.

About NASDAQ
NASDAQ® is the largest U.S. electronic stock market. With approximately 3,200 companies, it lists more companies and, on average, its systems trade more shares per day than any other U.S. market. NASDAQ is home to companies that are leaders across all areas of business including technology, retail, communications, financial services, transportation, media and biotechnology. NASDAQ is the primary market for trading NASDAQ-listed stocks. For more information on NASDAQ, visit the NASDAQ Web site at http://www.nasdaq.com or the NASDAQ NewsroomSM http://www.nasdaq.com/newsroom.

Forward Looking Statements
This news release contains forward-looking statements. These forward-looking statements concern our operations, prospects, plans, economic performance and financial condition and are based largely on our current beliefs and expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results expressed or implied by such forward-looking statements. The risks and uncertainties related to our business include all the risks attendant a development stage business in the volatile energy industry, including, without limitation, the risks set forth under the caption "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008.